Filed pursuant to Rule 424(b)(3)
Registration Statement
No. 333-165529

Pricing Supplement No. 3, dated April 17, 2012

to Prospectus Supplement Dated April 6, 2011

to Prospectus Dated May 13, 2010

PROVINCE OF ONTARIO

US$150,000,000

MEDIUM-TERM NOTES, SERIES USMTN1

Floating Rate Notes

☒  Book-Entry Notes            ☐  Certificated Notes

Issuer:	Province of Ontario

Title:	Floating Rate Notes due April 1, 2015

Aggregate Principal Amount:	US$150,000,000

Trade Date:	April 17, 2012[1]

Issue Date (Settlement Date):	April 20, 2012 (T+3)

Stated Maturity Date:	April 1, 2015

Public Offering Price:	100%, plus Accrued Interest

Day Count Convention:	Actual / 360

Accrued Interest:	Interest from and including April 2, 2012 (the first Interest Payment Date of the Notes of the same series traded February 22, 2012 and February 23, 2012) to but excluding April 20, 2012 (the Settlement Date of the Notes offered hereby)

CUSIP# / ISIN#:	68323TAA1/US68323TAA16

Registrar, Fiscal Agent, Transfer Agent and Principal Paying Agent:	The Bank of New York Mellon

[1]

The US$150,000,000 aggregate principal amount of Notes traded April 17, 2012 will constitute part of the same series of Medium Term Notes, Series USMTN1, as the US$250,000,000 aggregate principal amount of Notes traded February 22, 2012, the US$100,000,000 aggregate principal amount of Notes traded February 23, 2012, the US$100,000,000 aggregate principal amount of Notes traded April 13, 2012, the US$50,000,000 aggregate principal amount of Notes traded April 16, 2012 and the US$100,000,000 aggregate principal amount of Notes traded April 17, 2012. All US$750,000,000 aggregate principal amount of such Notes will be fungible and consolidated, will have identical terms and conditions and will share the same ISIN and CUSIP.

Interest Rate Basis:	☐ CD Rate ☐ Commercial Paper Rate ☐ Federal Funds Rate ☒ USD LIBOR ☐ Prime Rate ☐ Treasury Rate ☐ Other (specify):

Index Maturity:	3 months

Spread (plus or minus):	+ 15bps

Spread Multiplier:	N/A

Designated USD LIBOR Page:	Reuters page LIBOR01

Maximum Interest Rate:	N/A

Minimum Interest Rate:	N/A

Calculation Agent:	The Bank of New York Mellon

Interest Determination Date(s):	Two London Business Days prior to each Interest Reset Date

Interest Reset Date(s):	January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2012

Interest Payment Dates:	January 1, April 1, July 1 and October 1 of each year up to and including the Stated Maturity Date, subject to the Modified Following Adjusted business day convention.

Interest Rate Reset Period:	☐ Daily ☐ Monthly ☒ Quarterly ☐ Semi-annually ☐ Annually ☐ Other (specify):

Interest Payment Period:	☐ Daily ☐ Monthly ☒ Quarterly ☐ Semi-annually ☐ Annually ☐ Other (specify):

First Interest Payment Date:	July 3, 2012, for interest accruing from and including April 2, 2012 to but excluding July 3, 2012.

OPTION TO ELECT REDEMPTION: Redemption Date(s): Initial Redemption Percentage: Annual Redemption Percentage Reduction:	☐ Yes ☒ No

OPTION TO ELECT REPAYMENT: Repayment Date(s):	☐ Yes ☒ No

ORIGINAL ISSUE DISCOUNT: Issue Price: Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:	☐ Yes ☒ No

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Agent(s):

☐  BMO Capital Markets Corp.

☐  CIBC World Markets Corp.

☐  Deutsche Bank Securities Inc.

☐  HSBC Securities (USA) Inc.

☐  Merrill Lynch, Pierce, Fenner & Smith Incorporated

☐  Morgan Stanley & Co. Incorporated

☐  National Bank Financial Inc.

☐  RBC Capital Markets, LLC

☒ Scotia Capital (USA) Inc.

☐  TD Securities (USA) LLC

☐  Other (specify):

Agent’s Discount or Commission (%):	0.00%

Agent’s Discount or Commission ($):	none

Aggregate Accrued Interest to Issuer:	US$46,361.25 (18 days)

Net Proceeds to the Province:	US$150,046,361.25

☒ Acting as Agent	Agent is acting as Agent for the sale of Notes by the Province at a price of 100% of the principal amount, plus Accrued Interest

☐ Acting as Principal

Agent is purchasing Notes from the Province as principal for resale to investors and other purchasers at:

☐  a fixed public offering price of 100% of the principal amount

☐  varying prices related to prevailing market prices at the time of resale to be determined by such Agent

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